Exhibit 99.1

STONE ENERGY CORPORATION

Announces 2011 Reserve Growth, 2012 Capital Expenditure

Budget, 2012 Guidance and Operational Update

LAFAYETTE, LA. January 23, 2012

STONE ENERGY CORPORATION (NYSE: SGY) today announced 2011 year-end estimated reserves, 2012 capital expenditure budget, and 2012 guidance ranges. Stone also provided an operational update. Highlights included:

•	Estimated proved reserves as of December 31, 2011 increased to 100 million Boe or 602 Bcfe, representing an annual increase of 27% and a production replacement of 264%;

•

The acquisition of BP’s working interest in the deep water Pompano field was completed in December 2011, contributing estimated proved reserves of 17 million Boe as of December 31, 2011, at an adjusted purchase price of $167 million;

•	The 2012 capital expenditure budget was set at $625 million; and

•	Production guidance for 2012 is in a range of 240-275 MMcfe per day, representing an annual increase of 12%-29% compared to estimated production for 2011 of approximately 214 MMcfe per day.

Estimated Year-end Reserves

Stone’s estimated proved reserves as of December 31, 2011 were 100 MMboe (million barrel of oil equivalent) or 602 Bcfe (billion cubic feet of natural gas equivalent), representing an increase of 27% compared to estimated proved reserves of 79 MMboe (474 Bcfe) as of December 31, 2010. The net increase in estimated proved reserves was the result of increases from drilling additions (net of minor revisions) of 109 Bcfe and acquisitions of 111 Bcfe, offset by 78 Bcfe of production and 14 Bcfe of divestments. Drilling results replaced 140% of 2011 production while acquisition and divestment activity replaced an additional 124% of 2011 production, for a total production replacement of 264%. In addition to the estimated proved reserves there were estimated probable reserves of 319 Bcfe and estimated possible reserves of 476 Bcfe at year-end 2011. All of Stone’s 2011 year-end estimated proved, probable and possible reserves were independently engineered by Netherland Sewell & Associates.

The present value of the estimated future net cash flows from estimated proved reserves before income taxes at December 31, 2011 was $2.1 billion, which is a 75% increase over the 2010 value of $1.2 billion. The present value calculations used 12 month average prices of $100.97 per barrel and $4.74 per Mcf for 2011 as compared to $77.68 per barrel and $4.46 per Mcf in 2010. Present values were calculated using a 10% discount rate (PV-10).

Stone’s reserve base reflects its commitment to grow the company outside of the conventional shelf of the Gulf of Mexico (GOM), and into the more prolific reserve basins of the GOM deep water and Gulf Coast deep gas as well as onshore oil and gas shale opportunities. The Deep Water and Deep Gas areas, which include reserves associated with the Pompano acquisition, accounted for over 20% of the total estimated proved 2011 reserves compared to less than 2% in 2010. The Marcellus shale accounted for nearly 30% of the total estimated proved 2011 reserves compared to just over 15% in 2010. The GOM conventional shelf, which accounted for over 80% of 2010 estimated proved reserves, accounted for slightly over 50% of 2011 total estimated proved reserves.

The estimated proved reserve growth was balanced across commodities, adding 18.7 million barrels (112 Bcfe) of estimated proved oil reserves and 94 Bcf (15.7 million boe) of estimated proved gas reserves. The year-end 2011 estimated proved reserves of 100 million Boe (602 Bcfe) include estimated proved developed (PD) reserves of 60 million boe or 360 Bcfe (52% oil, 48% gas) and estimated proved undeveloped (PUDs) reserves of 40 million boe or 242 Bcfe (37% oil and 63% gas).

Capital Expenditure Budget

Stone’s Board of Directors has authorized a 2012 capital expenditure budget of $625 million, which excludes acquisitions and capitalized SG&A and interest. The budget is spread across Stone’s major areas of investment with approximately 34% allocated to the GOM conventional shelf, 24% allocated to Deep Water/Deep Gas projects, 30% allocated to the Marcellus shale and 12% allocated to Onshore Oil projects and new venture opportunities. The allocation of capital across the various areas is subject to change based on several factors including permitting times, rig availability, non-operator decisions, farm-in opportunities and commodity pricing.

The GOM conventional shelf capital budget provides for development drilling, recompletions, facilities and abandonment. Stone plans to drill 3-5 wells in the oil rich Ship Shoal 113 field and 4-6 oil wells across the remainder of the GOM and onshore south Louisiana, representing approximately $90-$100 million in potential expenditures. In addition, Stone has budgeted approximately $55-$60 million for recompletions and facilities improvement to the existing infrastructure. Capital allocation for P&A operations is approximately $55-$60 million.

The Deep Gas capital budget is focused on exploration drilling, development drilling and 3D data acquisition. Stone plans to spend development capital on a second well at its LaPosada/La Cantera discovery which is expected to spud in the second quarter of 2012. Exploration opportunities include the drilling of 1-3 exploration wells, which includes the planned deepening of the Lighthouse Bayou prospect below 25,500 feet. Due to the timing of equipment procurement and permitting, the Lighthouse Bayou deepening operation is currently projected to commence during the second half of 2012, subject to final technical review.

The Deep Water capital budget is focused on lease acquisition, exploration drilling and capital well-work. Stone expects to participate in 2-4 exploration wells including the Apache operated Parmer prospect in Green Canyon 823 and the ENI operated Phinisi prospect in Walker Ridge 719. The Parmer prospect is expected to spud in the second quarter of 2012 and Phinisi is currently scheduled to spud in the third quarter of 2012. Stone has also allocated capital to perform several workover/recompletion operations in the recently acquired Pompano deep water field.

The Marcellus Shale capital budget provides for development drilling, infrastructure investments and acquisition of additional lease-hold interests. The budget includes funds for the drilling of 22-27 wells and the fracturing of 20-26 wells, predominately in the liquids rich Mary and Heather areas. Funds are also allocated for infrastructure to mitigate facility constraints and for new facilities associated with the wells expected to begin producing in 2012.

The remainder of the capital budget is focused on Onshore Oil projects and new venture opportunities. This includes funds for work in Stone’s Hatch Point/Cane Creek field in the Paradox basin of its Rocky Mountain region, continued non-operated development drilling in the Eagle Ford Shale formation and other new venture opportunities.

As of December 31, 2011, Stone had $45 million of outstanding borrowings under its bank credit facility and had issued letters of credit totaling $61 million, leaving $294 million of availability under the facility. In addition, Stone had $38 million in cash available as of December 31, 2011. Stone expects to fund its 2012 capital expenditure budget substantially from cash flow as well as its credit facility.

2012 Guidance (Please see “Guidance Disclosure” and “Forward-Looking Statements” below).

Production. Stone expects net daily production for 2012 to be in the range of 240–275 MMcfe per day. The production is estimated to be approximately 50% natural gas and 50% crude oil/natural gas liquids (NGLs) on a btu equivalent basis. For the first quarter of 2012, Stone expects net daily production to average between 220-240 MMcfe per day. There are inherent uncertainties associated with several projects that could have a significant impact on the full year rate. This includes production from two deep water fields, Pyrenees and Wideberth, as well as production from the LaPosada/La Cantera deep gas discovery. In addition, there are uncertainties with respect to the timeline associated with the mitigation of the Caiman facility production constraints in the Mary field in the Marcellus Shale. These events are further discussed in the operational updates below. Finally, there may be unplanned third party pipeline interruptions, which would impact volumes.

Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes and transportation/processing costs, to range between $200-215 million for 2012 based upon current operating conditions and budgeted maintenance activities. The estimate includes approximately $30 million of LOE costs associated with the Pompano acquisition.

Operational Update

2011 Production. Net daily production for full year 2011 is estimated to have been approximately 214 MMcfe per day (35.7 MBoe per day). The production for the fourth quarter of 2011 is estimated to have been approximately 212 MMcfe per day (35.3 MBoe per day).

Appalachian Basin (Marcellus Shale). Stone drilled a total of 27 horizontal Marcellus Shale wells and fractured 16 wells in 2011. During the fourth quarter of 2011, Stone Energy tied 11 horizontal wells into the Caiman mid-stream pipeline from its Mary field in West Virginia. Production tests from the 11 individual wells had volumes of 3 to 5 MMcf per day, condensate yields of 70 to 100 Bbls per MMcf and natural gas liquids (NGL) yields greater than 40 Bbls per Mmcf. The high condensate and NGL yields exceeded facility limitations, thus production has been curtailed until pipeline and facility modifications are completed. Stone is currently reviewing both short term and longer term condensate transportation options for the Mary area. Stone expects to increase net Appalachian volumes to over 50 MMcfe per day in the second half of 2012. The year-end 2011 net production exit rate from Appalachia, including volumes from its Heather, Buddy, Katie and Mary fields was approximately 20 MMcfe per day.

Pompano Field (Deep Water). The acquisition of BP’s 75% working interest in the deep water Pompano field in Mississippi Canyon / Viosca Knoll, 51% working interest in the adjacent Mississippi Canyon Block 29, 50% non-operated working interest in the Mica field and 23 exploration blocks in Mississippi Canyon / Viosca Knoll was completed on December 28, 2011 for an adjusted price of $167 million. The estimated proved reserves associated with the acquisition were approximately 17 million Boe and the estimated probable and possible reserves were 6 million Boe and 13 million Boe, respectively. Current production is approximately 3,300 Boe per day. Stone expects to perform several workover/recompletion projects during 2012, followed by a platform drilling program expected in 2013. Additionally, a drilling program utilizing a floating drilling rig is expected to commence in 2014.

Garden Banks 293 – Pyrenees (Deep Water). The project is in its final stages of flow-line and umbilical installation. Liquids-rich gas and condensate production is expected by February 2012 at a gross rate of over 60 MMcfe per day. Stone holds a 30% non-operated working interest in Pyrenees.

Green Canyon 490 – Wideberth (Deep Water). Stone completed the acquisition of a 25% non-operated working interest position in the deep water Wideberth development project in the fourth quarter 2011. First production from this liquids-rich gas tie-back is expected in the second quarter of 2012. Apache is the operator of the field.

LaPosada/La Cantera (Deep Gas). Operations and permitting continue on this development project with first production expected in late March 2012 at a gross rate of approximately 25-30 MMcfe per day, including NGLs and condensate. In addition, a second well, the Broussard #2, is expected to spud in the second quarter of 2012. The second well will target the same pay sands encountered in the initial LaPosada discovery well. Stone holds an approximate 35% working interest at LaPosada.

Conventional Shelf. The Mississippi Canyon 109 (Amberjack) drilling program was completed during the fourth quarter of 2011 and the rig demobilized. All seven wells drilled during the program were successful and the two year program was completed with zero recordable incidents. In addition, the Buzzjet well at the Ship Shoal 113 field was drilled and completed in the fourth quarter of 2011 and is currently producing over 550 barrels of oil per day (BOPD). Three rigs have been secured to begin drilling during the first quarter of 2012. The first rig is scheduled to drill the Lionfish prospect at South Pelto 23, the second rig is expected to begin drilling on a 3-5 well program in Ship Shoal 113 and the third rig is slated for a two-well program in the Weeks Island field.

Onshore Oil. Four wells have been drilled to date on Stone’s Eagle Ford Shale acreage with two wells fractured and producing. Stone holds a non-operated 42.5% working interest and approximately 1,600 net acres in this play. In the Hatch Point field in the Paradox Basin, production has resumed from the two wells drilled in 2011 and is being evaluated. A decision on potential project development is expected in early 2012. Stone is the operator and has an approximate 75% working interest in the 46,000 acre project (35,000 net acres).

Other Information

Stone plans to release its year-end results on Wednesday, February 22, 2012 after the close of the market, and will hold its year-end conference call on Thursday, February 23, 2012 at 10:00 a.m. CST. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call”. In addition, Stone announced that it will hold its 2012 Annual Meeting of Stockholders on Thursday, May 24, 2012, at 10:00 a.m., CDT, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

Guidance Disclosure

Guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements”. Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Non-GAAP Financial Measure

PV-10 is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes. Standardized Measure is the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10 percent, determined in accordance with GAAP. Stone uses PV-10 as one measure of the value of its estimated proved reserves and to compare relative values of proved reserves among exploration and production companies without regard to income taxes. Stone believes that securities analysts and rating agencies use PV-10 in similar ways. Stone’s management believes PV-10 is a useful measure for comparison of proved reserve values among companies because, unlike Standardized Measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves. Stone cannot reconcile PV-10 to Standardized Measure at this time because final income tax information for 2011 is not yet available.